UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2019

HOUGHTON MIFFLIN HARCOURT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-36166	27-1566372
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

125 High Street Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

(617) 351-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HMHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2019, Houghton Mifflin Harcourt Company (the “Company”) announced that Lee Ramsayer, the Company’s Executive Vice President of Global Sales, will be leaving the Company effective at the close of business on December 31, 2019. In connection with his pending departure and in accordance with the Company’s ELT Severance Plan, Mr. Ramsayer entered into a letter agreement with the Company on December 16, 2019 (the “Letter Agreement”) providing that, among other things and subject to certain terms and conditions, Mr. Ramsayer will be entitled to receive (i) severance pay in an aggregate amount equal to 150% of his current annual base salary, less required withholdings and deductions in accordance with the Company’s normal payroll schedule and practice; (ii) a pro rata bonus, based on actual Company or individual performance (payable when bonuses would otherwise have generally been scheduled to be paid absent termination of employment); and (iii) outplacement assistance services for 12 months. The Letter Agreement does not modify the terms of any of Mr. Ramsayer’s outstanding equity awards, and such equity awards will continue to be governed by the applicable plan documents and award agreements. The Letter Agreement also provides for a release of certain claims by Mr. Ramsayer against the Company, non-disparagement obligations, certain confidentiality requirements, and non-competition and non-solicitation restrictions for a period of 12 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUGHTON MIFFLIN HARCOURT COMPANY

Dated: December 17, 2019	By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, Secretary and General Counsel